EXHIBIT 10.48
SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASES
     THIS SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASES (the “Agreement”) is made and entered into on October 31, 2008 by and between GARY L. DREHER (“Mr. Dreher”), on the one hand, and AMDL, INC., a Delaware corporation, (the “Company”), on the other hand. Mr. Dreher and the Company are collectively referred to herein as the parties.
RECITALS
     A. On March 31, 2008, and effective as of January 31, 2008, the Company and Mr. Dreher entered into an Employment Agreement (the “Employment Agreement”). A copy of the Employment Agreement is attached hereto as Exhibit C.
     B. Effective as of September 26, 2008, Mr. Dreher was re-elected as a member of the Board of Directors of the Company.
     C. The Company and Mr. Dreher desire to settle fully and finally any and all potential differences between them that may have arisen out of Mr. Dreher’s employment relationship as an officer of the Company, status as a member of the Board of Directors of the Company, and Mr. Dreher’s resignations from those positions.
AGREEMENT
     NOW, THEREFORE, for such good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Mr. Dreher and the Company understand and agree as follows:
     1. Payments. In connection with the terms and conditions of this Agreement, the Company has agreed as follows.
          (a) The Company will pay and deliver on or before November 3, 2008 to Mr. Dreher the gross amount of $125,000. Said payment shall be by check made payable to “Gary Dreher.”
          (b) The Company will pay the gross amount of $25,000 by check made payable to “Steptoe & Johnson LLP Client Trust Account” and delivered on or before November 3, 2008 to Mark A. Neubauer, Esq., Steptoe & Johnson LLP, 2121 Avenue of the Stars, Suite 2800, Los Angeles, California 90067, and will be to secure payment of Mr. Dreher’s legal fees.
          (c) For a period of 30 months, commencing on January 31, 2009 and continuing thereafter on the last business day of each of the succeeding 29 months, the Company shall tender payments, each in the gross amount of $18,000, to Mr. Dreher or, as applicable, to his heirs, successors or assigns.
          (d) In the event of Mr. Dreher’s death before all of the payments and benefits in Sections 1 and 2 have been received by him, the remaining payments and benefits will be made to Beverly Dreher (or such other individual or trust as may be subsequently designated in writing by Gary Dreher).

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          (e) The parties agree that the Company shall have no obligation to reimburse Mr. Dreher for business expenses incurred on or after November 1, 2008, but will reimburse him for all reasonable expenses incurred prior to that date in accordance with Company policies as historically implemented. The Company likewise shall not be required to pay for car allowances, club or equivalent dues, and earned or contingent bonus compensation which may become due and payable from and after November 1, 2008.
          (f) All payments made pursuant to Sections 1(a), and (c) shall be subject to withholding and shall be reported on an IRS Form W-2. It is intended that the payments under Sections 1(a) and (b), as well as payments under Section 1(c) made prior to March 15, 2009, be exempt from Section 409A of the Internal Revenue Code as a short-term deferral pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations. Moreover, it is intended that payments made under Section 1(c) on or after March 15, 2009 and prior to December 31, 2010, as well as life insurance premiums paid under Section 3 prior to December 31, 2010, be exempt from Section 409A of the Internal Revenue Code as separation pay pursuant to Section 1.409A-1(b)(9) of the Treasury Regulations. It is intended that all other payments under Section 1(c), as well as all other life insurance premiums paid under Section 3, comply with the requirements of Section 409A. Mr. Dreher shall indemnify and hold the Company harmless if any such payments are ultimately determined not to be exempt from Section 409A. and if the payment made under Section 1(b) is ultimately determined to be subject to withholding and should have been reported on an IRS Form W-2. Each payment under Section 1(c) shall be treated as separate payments for purposes of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.
     2. Health Insurance (Medical and Dental). Commencing now and until the expiration of the 30-month period set forth in Section 1(c) above, the Company shall keep in effect the policy of health insurance (or one of substantially similar coverage) that the Company provided to Mr. Dreher as of October 1, 2008, and, during such time period, the full costs of such policy shall continue to be borne by the Company. As of the end of such period, Mr. Dreher’s rights, and those of his qualified beneficiaries (within the meaning of Section 4980B(g)(1) of the Internal Revenue Code), regarding continuation of such health insurance coverage will be governed by the provisions of the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”). Not later than contemporaneously with the final monthly payment set forth in Section 1(c), above, Mr. Dreher (and his qualified beneficiaries) will receive COBRA information that will include the notice of his rights to elect continuation coverage under COBRA for group health insurance. Mr. Dreher shall be solely responsible for the full cost of COBRA coverage and shall be solely responsible for making all COBRA payments.
     3. Life Insurance. Commencing now and until the expiration of the 30-month period set forth in Section 1(c) above, the Company shall keep in effect a one million dollar term life insurance policy as referenced in Section 2.6 of the Employment Agreement (or one of substantially similar coverage), with Beverly Dreher (or such other individual or trust as may be subsequently designated in writing by Gary Dreher) as the named beneficiary. The Company will pay the full cost of all premiums therefor, and Mr. Dreher acknowledges that a portion or all of the cost of such insurance may be deemed compensation to him for tax purposes.
     4. Treatment of Stock Options. The non-qualified and incentive stock options granted to Mr. Dreher in connection with the Employment Agreement and referenced therein and in the relevant Incentive and Non-Qualified Stock Option Agreements shall continue to vest in

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accordance with the time periods set forth in those Agreements as though Mr. Dreher was still employed with the Company, except that the expiration of said options shall be in accordance with the schedule attached hereto as Exhibit A and incorporated herein by this reference. All incentive stock options granted to Mr. Dreher shall continue and shall be treated as non-qualified stock options beginning effective three months after the date of this Agreement.
     5. No Admission of Liability. This Agreement was entered into solely to effectuate an economic resolution of the matters set forth in this Agreement. This Agreement effects the settlement of claims that are denied and contested, and nothing herein shall be construed as an admission by any party of any liability for any purpose, any such liability being expressly denied.
     6. Resignation as Employee and as Member of Board of Directors. Mr. Dreher hereby resigns his employment as an officer of the Company and his status as a member of the Board of Directors of the Company as of the close of business on October 31, 2008.
     7. Company Property. Mr. Dreher shall, not later than the close of business seven days after the execution of this Agreement, turn over to the Company all original files, memoranda, records, and other documents, and any other tangible property of the Company in his possession, custody, or control as of the close of business on October 31, 2008. It is understood and agreed that Mr. Dreher is entitled to and may keep his laptop computers, cellular phone, records pertaining to his status as a shareholder of the Company, and copies of records created during his employment and membership on the Board of Directors and those materials are subject to the Confidentiality Provisions of Section 5.1 of the Employment Agreement.
     8. Covenant Not to Sue. The parties and their representatives covenant and agree that they will forever refrain and forbear from bringing, commencing, or prosecuting any action, lawsuit, claims or proceedings in any forum based on, arising out of, or in connection with any claim, debt or obligation that is released or discharged herein, including, but not limited to, any claims related in any way to Mr. Dreher’s employment with the Company and/or his membership on the Board of Directors. This Section bars the parties from initiating legal action only to the fullest extent such a prohibition is valid under law. This provision does not preclude any party from suing based on anything arising from the respective obligations and duties which survive this Agreement.
     9. No Other Actions. The parties each represent and agree that, prior to signing this Agreement, they have not filed and/or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, and/or arbitrator against the other party hereto and/or its stockholders, officers, directors, agents, or employees, asserting any claims that are released in this Agreement.
     10. Confidential Information; Solicitation of Employees. Notwithstanding anything herein to the contrary, Mr. Dreher shall remain bound by the provisions of Sections 5.1 and 5.2 of the Employment Agreement, to the extent valid under California law.
     11. Consulting Services.
          (a) For so long as the Company is obligated hereunder to tender the payments specified in Section 1(c) above, Mr. Dreher will provide advisory and consulting services to the

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Company on a mutually-agreed upon basis not to exceed four hours each month. However, the failure or refusal of Mr. Dreher to provide such services shall not relieve the Company of any of its obligations under this Agreement.
          (b) The Company will not have an exclusive right to Mr. Dreher’s services during the period set forth in Section 11(a), above, and Mr. Dreher shall retain the right to perform services for others during this period. The Company also is free to utilize the services of others during this period.
          (c) Mr. Dreher agrees that, except as otherwise expressly provided in this Agreement, he will not be eligible to participate in any employee benefits, leaves of absence, or other programs that are now or may be provided by the Company to its employees during the period set forth in Section 11(a) above.
          (d) Mr. Dreher acknowledges that he will not be covered by the Company’s worker’s compensation insurance after October 31, 2008.
          (e) Mr. Dreher acknowledges and agrees that he shall have no authority to enter into contracts or agreements on behalf of the Company or to represent the Company as an agent after October 31, 2008.
     12. Indemnification; Executive and Organization Liability Insurance Policy. The Company shall provide Mr. Dreher with such indemnification as the Delaware General Corporation Law and the California Labor Code, as each is in effect at any relevant time, shall require. Further, the Company shall maintain in effect for the next four years an officer and director errors and omissions policy similar in terms to its Executive and Organization Liability Insurance Policy, as presently in effect and such policy shall continue to maintain the equivalent definitions of “Employee” and “Executive” so as to continue to include Mr. Dreher as an insured.
     13. Mutual General Releases.
          (a) The Company agrees, on behalf of itself and its subsidiaries and related companies, parent companies, successors, and assigns, its and their respective current and former officers, directors, agents, attorneys, insurers, underwriters, employees, stockholders and consultants, fully, forever, irrevocably, and unconditionally to release and discharge Mr. Dreher, his heirs, executors, administrators, spouse, successors, and assigns from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses, and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of Execution (as that term is defined in Section 22, below) of this Agreement, or arising out of or in connection with his employment by and cessation of same with the Company or any affiliate thereof and his service as a member of the Board of Directors of the Company or any affiliate thereof. This release includes, but is not limited to, all claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of the Company and any of the other persons or entities released in this paragraph or any claims arising directly or indirectly from his employment as an officer of the Company or service as a member of its Board of Directors, including claims or demands related to any federal, state, or local law or cause of action.

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          (b) Mr. Dreher agrees, on behalf of himself, his heirs, executors, administrators, spouse, successors, and assigns, fully, forever, irrevocably, and unconditionally to release and discharge the Company, its subsidiaries and related companies, parent companies, successors, and assigns, its and their respective current and former officers, directors, agents, attorneys, insurers, underwriters, employees, and consultants from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses, and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of Execution of this Agreement, or arising out of or in connection with his employment by and cessation of same with the Company or any affiliate thereof and his service as a member of the Board of Directors of the Company or any affiliate thereof. This release includes, but is not limited to, all claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of Mr. Dreher or any claims arising directly or indirectly from his employment with the Company or service as a member of its Board of Directors, including claims or demands related to any federal, state, or local law or cause of action, including, but not limited to, retaliation, negligence, breach of contract, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, wrongful discharge, violation of public policy or statute, defamation, assault, impairment of economic opportunity; breach of any implied or express contract between the Company and Mr. Dreher; violation of the Age Discrimination in Employment Act, California Fair Employment and Housing Act, Business & Professions Code Section 17200, the California Labor Code, the California Constitution; and any claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, Employee Retirement Income Security Act, the Equal Pay Act, the Rehabilitation Act of 1974, the California Family Rights Act (CFRA), and the Americans With Disabilities Act of 1990 and a release of any claims to vacation or sick pay.
          This release does not include the payments, benefits and obligations of each party provided for in this Agreement, Mr. Dreher’s right, if any, to indemnification arising out of his employment with the Company, any vested right to payments or vested right under any employee benefits plan accrued during Mr. Dreher’s employment with the Company, and Mr. Dreher’s stock option rights as provided in this Agreement.
          For the purposes of the releases set forth herein, the term, “Company” shall also include the Company’s officers, directors, agents, employees and the Company’s stockholders if and only to the extent permitted by the Delaware General Corporation Law,as in effect on the date of this Agreement, assuming the Company has not taken any independent action to include its stockholders as releasees or releasing persons or entities.
     14. Waiver of California Civil Code Section 1542. The Company and Mr. Dreher each hereby state that, except as otherwise expressly provided herein, it is its/his intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys’ fees, and costs hereinabove released. The Company and Mr. Dreher each hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California, which provides:
Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect

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to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
     15. Ownership of Claims. Each party hereto hereby represents and warrants that he/it is aware of no other party having an interest in, nor has he/it assigned, hypothecated or otherwise transferred or attempted to assign or transfer, any interest in the claim or claims that are the subject of this Agreement, and each party hereby agrees to indemnify and hold harmless the other party from any and all liability, claims, demands, obligations, damages, costs, expenses and attorneys’ fees as a result of anyone asserting such interest, assignment, hypothecation, or transfer.
     16. Cooperation. To the extent permitted by law, the Company and Mr. Dreher each shall cooperate fully with the other in the defense or prosecution of any claims or actions that already have been brought, are currently pending, or may be brought in the future against or on behalf of either party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator. Full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the party’s counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration, and to act as a witness when requested. Each party will notify the other promptly in the event that he/it is served with a subpoena or in the event that he/it is asked to provide a third party with information concerning any actual or potential complaint or claim against the other party hereto, and agrees that he/it will not make any disclosure until the other party has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
     17. No Hostile Litigation Assistance. Neither the Company nor Mr. Dreher shall voluntarily assist any person or entity in bringing or pursuing legal action against the other, their agents, successors, representatives, employees, and related and/or affiliated companies, based on events occurring prior to the date of this Agreement.
     18. No Disparagement; Liquidated Damages. Neither the Company (as defined and including but not limited to its officers, directors and employees ) nor Mr. Dreher shall disparage the other or, as applicable, their respective current and former officers, directors, agents, attorneys, insurers, underwriters, employees, and consultants or products. The parties agree in the event of a breach of this non-disparagement provision that the damages to the aggrieved party would be difficult to ascertain. Based upon the facts and circumstances available to them at the time of this Agreement, the parties agree that the sum of $10,000 constitutes reasonable liquidated damages and not a penalty in the event of such breach.
     19. Current Report on Form 8-K; Press Release. The Company shall file a Current Report on Form 8-K within the time limits prescribed by the relevant rules therefor, as promulgated by the Securities and Exchange Commission, which Current Report shall set forth the material terms of this Agreement. In connection with such filing, the Company shall issue a press release in the form attached hereto as Exhibit B and incorporated herein by this reference.
     20. References. In response to reference requests regarding Mr. Dreher, the Company will limit its response to confirming: a.) Mr. Dreher’s final title of Chief Executive Officer and his membership on the Board of Directors; b) the dates of his employment with the Company; and c) the dates of his membership on the Board of Directors.

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     21. No Representations. Each party hereto represents and agrees that no promises, statements, or inducements have been made to him/it that caused him/it to sign this Agreement other than those expressly set forth herein.
     22. Binding Agreement. This Agreement shall inure to the benefit of and shall be binding upon the parties, their successors in interests, assignees, heirs, and/or beneficiaries.
     23. Consultation with Counsel; Voluntary Participation in this Agreement; Right to Review and Revoke Agreement. Each party hereby acknowledges that it or he has been advised of the opportunity to review this Agreement with an attorney, had the opportunity to discuss thoroughly all aspects of his rights and this Agreement with an attorney, has carefully read and fully understands all of the provisions of this Agreement, and voluntarily signed this Agreement. Further, Mr. Dreher has been given a period of 21 days within which to consider whether to sign this Agreement and has freely elected to sign this Agreement on the date set forth below. This Agreement may be revoked by Mr. Dreher for seven days after he has signed it, provided that he delivers written notice of revocation to the Chief Financial Officer, AMDL, Inc., 2492 Walnut Avenue, Suite 100, Tustin, California 927801, by the close of business on such seventh day. If Mr. Dreher revokes this Agreement, it will not be effective or enforceable and the Company will not be under any obligation to provide the payments and benefits referred to herein. If Mr. Dreher does not revoke this Agreement as provided in this Section, it shall be enforceable and irrevocable except by a written agreement signed by both parties.
     24. Severability and Governing Law. Should any of the provisions of this Agreement be declared or be determined to be illegal, or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the Delaware General Corporation Law and the laws of the State of California as applicable.
     25. Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. It is the intention of the parties hereto that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
     26. Revivor. If AMDL files for protection under the United States Bankruptcy Laws, its creditors file an involuntary petition under such laws or AMDL breaches the obligations it owes to Dreher under this Agreement, and if payments due to Mr. Dreher are not made in full in accordance with the terms of this Agreement, then Mr. Dreher’s claims released in this Agreement are revived in the full amount, less credits for any amounts paid.
     27 Entire Agreement; Modification; Waiver. This Agreement represents the entire agreement between Mr. Dreher and the Company and supersedes any and all prior agreements,

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representation, negotiations, or understandings between the parties pertaining to their respective subject matter, whether oral, written or both. No supplementation, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any of the other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver.
     28. Execution Date. For purposes of this Agreement, the phrase “Execution Date” or the phrase “Effective Date of Execution” shall mean the first date set forth adjacent to the respective signatures of the parties hereto.
     29. Counterparts. This Agreement may be executed in counterparts and, as so executed, shall constitute one agreement binding on all parties. A copy or facsimile of a signature on this Agreement shall have the same force and effect as an original ink signature.
     30. Notices: Notice under this agreement shall be given by hand or overnight delivery as follows:
To the Company:
AMDL, Inc.
Attn.: Chief Financial Officer
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039
With a copy to (which shall not constitute notice):
Randolf W. Katz, Esq.
Bryan Cave LLP
3161 Michelson Drive, Suite 1500
Irvine, California 92612
To Mr. Dreher:
Mr. Gary L. Dreher
6301 Acacia Hill Drive
Yorba Linda, California 92886
With a copy to (which shall not constitute notice):
Mark A. Neubauer, Esq.
Steptoe & Johnson LLP
2121 Avenue of the Stars, Suite 2800
Los Angeles, California 90067
     31. Attorney’s Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or

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prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which he or it may be entitled.
     32. Signatures. Each signatory below represents and warrants that he/it is authorized to enter into and execute this Agreement on behalf of the party for whom he/it is signing.
     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date set forth adjacent to their respective signatures.
AMDL, INC.

By:	/S/ AKIO ARIURA	Dated: November 4, 2008

Akio Ariura, Chief Financial Officer

	/S/ GARY L. DREHER	Dated: November 4, 2008

GARY L. DREHER, an individual

EXHIBIT A
Stock Option Expiration Schedule
OPTIONS

Optionee	ISO/NQSO	Plan Year	Grant Date	Exp. Date	Quantity	Ex Price ($)	Extended ($)
Dreher	ISO	1999	12/19/2003	12/19/2008	18,182	5.50	100,001
Dreher	NQSO	1999	12/19/2003	12/19/2008	30,819	5.50	169,505
Dreher	ISO	2004	2/23/2004	2/23/2009	16,260	6.15	99,999
Dreher	NOSO	2004	2/23/2004	2/23/2009	123,740	6.15	761,001
Dreher	NQSO	2004	10/7/2004	10/6/2009	50,000	4.65	232,500
Dreher	NQSO	1999	1/27/2005	6/30/2009	60,000	4.15	249,000
Dreher	ISO	1999	2/27/2006	2/27/2011	35,088	2.85	100,001
Dreher	NQSO	1999	2/27/2006	2/27/2011	24,913	2.85	71,002
Dreher	NQSO	2006	10/9/2006	10/8/2011	200,000	3.70	740,000
Dreher	NQSO	2006	6/1/2007	5/31/2012	172,000	4.06	698,320
Dreher	NQSO	2007	3/3/2008	3/3/2013	300,000	3.45	1,035,000

					1,031,002		4,256,328

EXHIBIT B
Press Release to Be Issued in Accordance with Section 14
November 3, 2008
AMDL, Inc. announces its President, Chief Executive Officer and Director, Gary L. Dreher, has retired at the close of business October 31, 2008.
Mr. Dreher has been a member of the Company’s leadership team and a director for many years.
The Company extends its best wishes to Mr. Dreher on his retirement.